EXHIBIT 10.160

                           NuOasis International Inc.
                      43 Elizabeth Avenue o Nassau, Bahamas
        Telephone (011) 44-171-493-1166 o Facsimile (011) 44-171-493-1197

                                October 27, 1996



Board of Directors
Grand Hotel Krasnopolsky N.V.
DAM 9 - 1012 JS
Amsterdam
The Netherlands

     RE: Purchase of shares of capital stock of Grand Hotel Krasnopolsky N.V., a corporation organized under the laws of The Netherlands ("GHK")

Gentlemen:

This letter agreement, when countersigned as indicated below ("Agreement") will confirm and memorialize the agreement by and among, on the one hand, NuOasis International Inc., a corporation organized under the laws of the Commonwealth of the Bahamas ("NuOasis") and a wholly-owned subsidiary of Nona Morelli's II Inc., a corporation organized under the laws of the United States ("Nona"), and on the other hand, Grand Hotel Krasnopolsky N.V., a corporation organized under the laws of The Netherlands ("GHK"), to enter into the within-described transaction (the "Transaction") whereby NuOasis will purchase and acquire from GHK for the consideration specified herein, shares of GHK capital stock equal to US$2,500,000 ("GHK Shares"), all upon and subject to the following terms and conditions.

This Agreement is made and entered into by NuOasis and GHK based upon the following facts:

1. GHK is in the business of owning and operating hotel and restaurant properties; it is a publicly-held corporation whose shares are traded in the Amsterdam Stock Exchange; and, it desires to expand its hotel and food service activities outside The Netherlands and to diversify into other hospitality and leisure-based activities including but not limited to casino gaming.

2. NuOasis is the international hotel and casino gaming subsidiary of Nona, and it is engaged in the purchase, development and operation of casino gaming and hotel properties outside of the United States.

3. Nona is a publicly-held corporation whose shares are traded on the United States Over-the-Counter Market. As a result of a sale of a casino gaming property NuOasis has the right to shares of common stock of Nona, and it desires to reinvest such shares by making an equity investment in a hotel management-related business.

4. Simultaneously with the execution of this Agreement Nona and GHK have agreed to enter into a joint venture for the purchase, development and operation of hotel and casino gaming properties and, in furtherance of such joint venture, Nona and GHK desire to acquire equity interests in each other.

Based upon these facts, and the representations and warranties contained herein, our agreement is as follows:

1.       Principal Purchase Terms

         Subject to the satisfaction (or waiver) of the terms and conditions contained herein, at the Closing GHK will sell, issue and deliver to NuOasis (or its designee), and NuOasis (or its designee) will purchase and acquire from GHK, the GHK Shares for and in consideration of shares of common stock of Nona having an equivalent Market Value on the date of Closing of US$2,500,000 (the "Nona Shares").

2.       Closing

         The closing of this Transaction (the "Closing") shall occur at the office of GHK, or such other location and at such time or date as the parties hereafter may mutually agree following the execution hereof, but no later than November 15, 1996. At Closing NuOasis shall deliver the Nona Shares to GHK and GHK shall deliver the GHK Shares to NuOasis along with other documents, affidavits and investment letters reasonably requested by the delivering party.

3.       Representations and Warranties of GHK

         In connection herewith, and as an inducement to NuOasis to enter into this Agreement, GHK confirms that:

         A. The GHK Shares. The GHK Shares, when delivered, will be free and clear of liens, claims and encumbrances; that GHK has all necessary right and power to enter into this Agreement and to cause the issuance of the GHK Shares to NuOasis as contemplated herein; and, that any necessary approval by regulatory authorities, shareholders of GHK or third parties will be obtained by GHK prior to Closing.

         B. Status of GHK. GHK is duly organized, validly existing, and in good standing under the laws of The Netherlands and, that there has been no material change in GHK's financial condition as reflected in Schedule "1" attached hereto (the "GHK Financials").

         C. Authorized Share Capital of GHK. The capitalization of GHK, as of the date hereof, consists of Twenty Million Dutch Guilders (f20,000,000), comprised of One Million (1,000,000) ordinary shares of a nominal value of f20.00 per share, of which no more than 224,587 shares are presently issued and outstanding.

         D. Compliance with Laws, Rules and Regulations. GHK is in compliance with all applicable laws, rules and regulations, relating to its business and its listing on the Amsterdam Stock Exchange, except to the extent that non-compliance would not materially and adversely affect the business, operations, properties, assets, general financial condition or the listing of its shares.

          E. Conduct of Business. Since December 31, 1995, except as set forth in Schedule "2" attached hereto, as may be amended from time to time prior to Closing ("Recent Developments"), GHK has not (i) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than current liabilities shown on the GHK Financials and current liabilities incurred since the date of the GHK Financials, in each case in the usual or ordinary course of business, (ii) mortgaged, pledged or subjected to lien any of their tangible or intangible assets (other than purchase money liens incurred in the ordinary course of business for such assets not yet paid for), (iii) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (iv) canceled or compromised any material debt or claim, or waived or released any right of material value, (v) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties, business or prospects, (vi) entered into any transaction other than in the usual and ordinary course of business.

4.       Representations and Warranties of NuOasis and Nona

         In connection herewith, and as an inducement to GHK to enter into this Agreement, NuOasis and Nona confirm that:

          A. The Nona Shares. The Nona Shares, when delivered, will be free and clear of liens, claims and encumbrances; that NuOasis has all necessary right and power to enter into this Agreement and to cause the transfer of the Nona Shares to GHK as contemplated herein; and, that any necessary approval by regulatory authorities, shareholders of NuOasis, Nona or third parties will be obtained prior to Closing.

          B. Status of Nona. Nona is duly organized, validly existing, and in good standing under the laws of the United States, state of Colorado and, except as disclosed to GHK in writing prior to Closing, there has been no material change in Nona's financial condition as reflected in Schedule "3" attached hereto (the "Nona Financials").

          C. Authorized Share Capital of Nona. The capitalization of Nona, as of the date hereof, consists of Fifty Million (50,000,000) shares of authorized common stock, US$.01 par value, of which no more than Forty Four Million (44,000,000) shares are presently issued and outstanding.

          D. Compliance with Laws, Rules and Regulations. Nona and NuOasis are in compliance with all applicable laws, rules and regulations, relating to their business and Nona's listing on the United States Over-the-Counter Market, except to the extent that non-compliance would not materially and adversely affect their business, operations, properties, assets, general financial condition or the listing of Nona's shares.

          E. Conduct of Business. Since December 31, 1995, except as set forth in Schedule "4" attached hereto, as may be amended from time to time prior to Closing ("Recent Developments"), Nona has not (i) discharged or satisfied any liens other than those securing, or paid any obligation or liability other than current liabilities shown on the Nona Financials and current liabilities incurred since the date of the Nona Financials, in each case in the usual or ordinary course of business, (ii) mortgaged, pledged or subjected to lien any of their tangible or intangible assets (other than purchase money liens incurred in the ordinary course of business for such assets not yet paid for), (iii) sold, transferred or leased any of its assets except in the usual and ordinary course of business, (iv) canceled or compromised any material debt or claim, or waived or released any right of material value, (v) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties, business or prospects, (vi) entered into any transaction other than in the usual and ordinary course of business.

5.       Indemnification

         Each party agrees to indemnify and hold the other harmless for two (2) years following the date of Closing against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained herein or any certificate furnished as part of the transaction contemplated herein.

6.       Conditions Precedent to Closing

         The obligations of NuOasis and GHK to effect a Closing hereunder are subject to (a) the acceptance of the Transaction by the Board of Directors of the respective parties, and (b) the execution and delivery by all parties of one original of this Agreement prior to November 15, 1996, without which this Agreement may be terminated without penalty to such terminating party.

7.       Additional Documents

         Each party agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the Transaction, or otherwise to carry out the intent and purposes of this Agreement.

8.       Notices

         All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

         To NuOasis:                NuOasis International Inc.
                                    43 Elizabeth Avenue
                                    Nassau, Bahamas
                                    Telephone:        +44-171-493-1166
                                    Facsimile:        +44-171-493-1197

         With copy to:              Nona Morelli's II Inc.
                                    2 Park Plaza, Suite 470
                                    Irvine, California, USA
                                    Telephone:       (714) 833-2094
                                    Facsimile:       (714) 833-7854

         To GHK:                    Grand Hotel Krasnopolsky N.V.
                                    DAM 9 - 1012 JS
                                    Amsterdam, The Netherlands
                                    Telephone:       + (31) 30 554 6011
                                    Facsimile:       + (31) 30 554 6127

9.       Counterparts

         This  Agreement  may  be  executed   simultaneously   in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.      Applicable Law

         This  Agreement  was  negotiated  and  shall be  constructed  under and
         governed   by  the   laws   of  the   Commonwealth   of  the   Bahamas,
         notwithstanding any conflict-of-law provision to the contrary.

11.      Authority

         The persons executing this Agreement are duly authorized to do so. Further, the parties hereto each represent, through such executors, that each has taken all action required by law or otherwise to properly and legally execute and carry out the terms of this Agreement.

12.      Entire Agreement

         This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

13.      Severability

         If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

14.      Assignment

         Neither party may assign this Agreement without the express written consent of the other party. And, in the event of any approved arrangement, such assignment shall be binding on and inure to the benefit of such successor, or, in the event of death or incapacity, on their heirs, executors, administrators and successors of any party.

15.      Waiver

         No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default, then, theretofore, or thereafter occurring or existing. This Agreement may only be amended by a writing signed by all parties hereto.

16.      Headings

         The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

17.      Facsimile Counterparts

         If a party signs this Agreement and then transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

Sincerely,

NuOasis International Inc.

By:  /s/  Fred G. Luke
     -----------------------------
Name:     Fred G. Luke

Nona Morelli's II Inc.

By:  /s/  Fred G. Luke
     -----------------------------
Name:     Fred G. Luke

ACCEPTED AND AGREED
THIS 27th DAY OF October 27 1996

/s/  Grand Hotel Krasnopolsky N.V.
----------------------------------
     Grand Hotel Krasnopolsky N.V.

                                  SCHEDULE "1"

                                     to the
                                    Agreement
                            Dated October 27, 1996

                                 GHK FINANCIALS

                                  SCHEDULE "2"

                                     to the
                                    Agreement
                            Dated October 27, 1996

                                 NONA FINANCIALS

                                  SCHEDULE "3"

                                     to the
                                    Agreement
                            Dated October 27, 1996

                               RECENT DEVELOPMENTS